Exhibit 99.01

Glu Mobile Completes Acquisition of MIG,
China’s Leading Mobile Games Publisher

SAN MATEO, Calif. – Dec. 20, 2007 – Glu Mobile Inc. (NASDAQ:GLUU) today announced that it has completed the acquisition of Beijing Zhangzhong MIG Information Technology Co. Ltd. (“MIG”), a leading developer and publisher of mobile games for China. The addition of MIG expands the company’s presence in China and deepens Glu’s relationship with China Mobile, the largest wireless carrier in China.

As previously announced on November 29, 2007, Wang Bin, chief executive officer, MIG, has joined Glu as General Manager focused on China and Glu added MIG’s approximately 80 employees to its worldwide team. These employees, based in MIG’s Beijing and Hefei offices, will continue to develop and publish mobile games that are relevant to a local, and potentially global, audience as well as work in conjunction with Glu’s existing Beijing office to further penetrate the Chinese market.

Cautions Regarding Forward Looking Statements
This news release contains forward-looking statements, including the belief that the acquisition of MIG will expand the company’s presence in China and deepens the company’s relationship with China Mobile, and the statements regarding the integration of MIG into Glu and plans to continue to develop and publish games to further penetrate the Chinese market and potentially globally. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

Investors should consider important risk factors, which include: we may be unable to successfully integrate MIG into our existing operations; MIG may be unable to develop and publish mobile games that achieve market acceptance; the Chinese market for mobile games may not develop at the rates that we expect; the ability of the combined companies to further penetrate the Chinese market may be less than anticipated; the risk that our recently and newly launched games are less popular than anticipated; and other risks detailed under the caption “Risk Factors” in the Form 10-Q filed with the Securities and Exchange Commission on November 14, 2007. We are under no obligation, and expressly disclaims any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile
Glu (NASDAQ:GLUU) is a leading global publisher of mobile games. Its portfolio of top-rated games includes original titles Super K.O. Boxing!, Stranded and Brain Genius, and titles based on major brands from partners including Atari, Activision, Konami, Harrah’s, Hasbro, Warner Bros., Microsoft, PlayFirst, PopCap Games, SEGA and Sony. Founded in 2001, Glu is based San Mateo, California and has offices in London, France, Germany, Spain, Italy, Hong Kong, China, Sao Paulo and Chile. Consumers can find high-quality, fresh entertainment created exclusively for their mobile phones wherever they see the ‘g’ character logo or at www.glu.com.

About MIG
MIG is a leading developer and publisher of mobile games for China. Founded in 2002, MIG is based in Beijing, China with a development studio in Hefei, China. MIG focuses on culturally relevant and popular local titles such as Journey to the West and Romance of the Three Kingdoms.

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GLU MOBILE, GLU, SUPER K.O. BOXING!, STRANDED, BRAIN GENIUS and the ‘g’
character logo are trademarks of Glu Mobile.

CONTACT: Glu Mobile
Nicole Kennedy, 650-532-2488
nicole.kennedy@glu.com
or
Three-Forty for Glu Mobile
Chris Clark, 415-233-4288
cclark@three-forty.com
or
The Blueshirt Group
Todd Friedman, 415-217-7722 (Investor Relations) todd@blueshirtgroup.com Stacie Bosinoff, 415-217-7722 (Investor Relations) stacie@blueshirtgroup.com